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                                                                                                      EXHIBIT 12(a)
                                                SALOMON INC AND SUBSIDIARIES
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (Unaudited)


                                                   Three
                                                  Months
                                                   Ended
                                               March 31,                       Years Ended December 31,
Dollars in millions                                 1995         1994         1993          1992         1991          1990

Earnings:
 Income before taxes and cumulative
   effect of change in accounting principles   $     134    $    (831)    $   1,465    $    1,056    $     919     $     506
 Add fixed charges (see
    below)                                         1,334         4,919        4,644         4,373        5,704         6,032
 Other adjustments                                    (2)           (3)          22            20           (4)          (16)
Earnings as defined                            $   1,466    $    4,085    $   6,131    $    5,449    $   6,619     $   6,522

Fixed Charges:
 Interest expense                              $   1,325    $    4,892    $   4,600    $    4,324    $   5,638     $   5,959
 Other adjustments                                     9            27           44            49           66            73
Fixed charges as defined                       $   1,334    $    4,919    $   4,644    $    4,373    $   5,704     $   6,032
Ratio of earnings to
   fixed charges                                    1.10          0.83 *       1.32          1.25         1.16          1.08

NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges.  Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

*  For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges.  The amount by which fixed charges exceeded earnings as defined for the year was
    $834 million.

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